CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 319 to the Registration Statement of The Advisors’ Inner Circle Fund (Form N-1A: File No. 033-42484) of our report dated December 28, 2018, on the financial statements and financial highlights of Westwood Total Return Fund (formerly, Westwood Low Volatility Equity Fund), Westwood High Income Fund (formerly, Westwood Short Duration High Yield Fund) and Westwood Alternative Income Fund (formerly, Westwood Market Neutral Income Fund) (three of the series constituting The Advisors’ Inner Circle Fund (the “Funds”)) included in the Funds’ Annual Report to shareholders for the year ended October 31, 2018.

  /s/Ernst & Young LLP

Philadelphia, Pennsylvania

October 30, 2019